Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 15, 2002 relating to the financial statements and financial statement schedule of Redback Networks Inc., which appears in Redback Network Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California
July 17, 2002